Surface Transportation Board
Washington, D.C. 20423-0001

Office of the Chairman

July 13, 2015

Mr. James A. Squires
President and CEO
Norfolk Southern Corporation
Three Commercial Place
Norfolk, VA 32510-2191

Re: Railroad Service Outlook Fall 2015

Dear James:

The Surface Transportation Board ("Board") is asking each Class I railroad to provide an assessment of its ability to meet expected rail service demands during the traditional "fall peak" period. The Nation's freight rail network continues to recover from significant challenges in 2014, which were caused by several factors including unanticipated volume growth, capacity constraints, equipment issues, crew shortages, and inclement weather. I appreciate Norfolk Southern Corporation's ("NS") efforts to restore its service to consistent and reliable levels in order to meet the expectations of its customers.

I am requesting that NS provide to the Board its general outlook and plans through the remainder of 2015 as well as for the following winter season.

In your response, please include:

- Expectations for any seasonal or other projected peaks in carload, unit and intermodal traffic and the actions your railroad will take to prepare, including a discussion of freight car, locomotive, and crew availability. Please detail any predicted changes in historical volumes or train speeds for commodities such as coal, automobiles, grain, chemicals, crude oil and other energy-related products, and describe any commodity-specific plans for this traffic.

- A description of any geographic areas and/or commodities for which you anticipate particular challenges in meeting your internal standards for customer service and performance. In the past, stakeholders have raised concerns with the Board about supply chain fluidity for commodities such as coal, automobiles, ethanol, and propane. Your response should include a description of how your

company anticipates working with customers to avoid or mitigate critical shortfalls of commodities during periods of heavy rail congestion.

- A summary of the investments in freight service and capacity improvements year-to-date and planned for the full year. Please include a discussion of any technology and business process improvements that have the potential to enhance network fluidity and resilience in the face of protracted severe winter conditions.

- A detailed discussion of efforts to improve fluidity through and around the Chicago gateway. Please discuss the measures you have implemented over the past year to reduce the likelihood of severe gridlock, including the development of alternate gateways and routings. If there are unrealized opportunities to improve performance through Chicago of a non-capital nature (e.g. better cooperation, communication, joint use of assets, traffic reroutes), please elaborate.

- Concrete steps taken and planned to improve Amtrak performance.

- A discussion of measures taken to enhance your communications with customers and other stakeholders, in particular with respect to performance, operating conditions, and planned or unplanned service outages.

Please provide the Board with this information by August 3, 2015.

In your response, it is not necessary to duplicate information that you have already provided to the Board in Ex Parte 724, *United States Rail Issues.* However, to the extent you have more recent plans and/or information, please include this in your response to this letter. Additionally, please bear in mind that the Board intends to make your assessment public. I look forward to your response and to continuing to work together to ensure that the shipping public has efficient and reliable rail service.

Sincerely,

Daniel R. Elliott, III
Chairman

cc: The Honorable Ann D. Begeman, Vice Chairman
The Honorable Deb Miller, Commissioner